ENERGEA PORTFOLIO 3 AFRICA LP

AUTHORIZING RESOLUTION

CLASS A INVESTOR SHARES

May 28, 2026

The undersigned, being the sole General Partner of Energea Portfolio 3 Africa LP, a Delaware limited partnership (the "Company"), pursuant to the authority granted under the Company's Limited Partnership Agreement and applicable Delaware law, hereby adopts the following resolutions by written consent effective as of May 28, 2026.

WHEREAS

WHEREAS, the Company is conducting an offering of limited partnership interests pursuant to Regulation A under the Securities Act of 1933, as amended, as described in the Company's Offering Circular, as amended from time to time (the "Offering Circular");

WHEREAS, the Offering Circular contemplates the issuance of a class of limited partnership interests designated as "Class A Investor Shares" to investors participating in the offering;

WHEREAS, the General Partner has determined that it is advisable and in the best interests of the Company to authorize additional Class A Investor Shares for issuance in connection with the offering and future capital raising activities of the Company;

NOW, THEREFORE, BE IT:

RESOLVED

RESOLVED, that this Authorizing Resolution hereby supersedes and replaces in its entirety all prior authorizing resolutions, amendments, supplements, and related approvals concerning the Class A Investor Shares previously adopted by the Company, all of which shall be of no further force or effect as of the effective date hereof.

RESOLVED FURTHER, that the Company hereby authorizes the creation and issuance of Two Billion (2,000,000,000) Class A Investor Shares (the "Authorized Class A Shares"), having the rights, preferences, privileges and restrictions set forth in the Limited Partnership Agreement, the Offering Circular, and any applicable Authorizing Resolution previously adopted by the Company;

RESOLVED FURTHER, that the Authorized Class A Shares may be issued from time to time by the Company in such amounts, for such consideration, and on such terms as determined by the General Partner in its sole discretion, including pursuant to offerings conducted under Regulation A, or other applicable exemptions from registration under the Securities Act of 1933, as amended;

RESOLVED FURTHER, that the rights, preferences, privileges, restrictions, and other terms applicable to the Class A Investor Shares shall be as set forth in the Company's Limited Partnership Agreement and Offering Circular, each as amended from time to time.

RESOLVED FURTHER, that the officers, managers, and authorized representatives of the General Partner be, and each of them hereby is, authorized and directed, acting alone or together, to take any and all actions necessary or desirable to effectuate the foregoing resolutions, including without limitation:
  updating the Company's books and records;
  reflecting the authorized shares in the Offering Circular and related SEC filings;
  executing and delivering any certificates, agreements, notices, amendments, or other instruments; and
  taking any other action deemed necessary or appropriate to carry out the intent of these resolutions;

RESOLVED FURTHER, that all actions previously taken by the General Partner or any authorized person in connection with the authorization, preparation, offering, or issuance of the Class A Investor Shares described herein are hereby ratified, confirmed, and approved in all respects.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent effective as of the date first written above.

ENERGEA GLOBAL LLC, as General Partner of ENERGEA PORTFOLIO 3 AFRICA LP

By: ___________________________
Michael Silvestrini, Manager

By: ___________________________
Christopher Sattler, Manager